EXHIBIT 10.1


January 15, 2009


Trans Atlantic Metals AG
Box 24, SE-772
21 Grangesberg, Sweden.



Dear Sirs:

RE: (1) Letter of Intent (the "LETTER OF INTENT") Between Uranium International Corp. (the "OPTIONEE") and Trans Atlantic Metals AG (herein called "TAM") and its wholly-owned subsidiary T. A. Metals, Sweden AG (herein called "TA METALS") for the Exclusive Option to Acquire up to an 80% Undivided Interest in the BJORKLUND PROPERTY, the LABBAS PROPERTY, the MARRVIKEN PROPERTY and the STAVERBERGET PROPERTY (collectively called the "PROPERTIES") located in Kingdom of Sweden, and more particularly described in SCHEDULE "A" attached hereto, including all rights, licenses, and permits appurtenant thereto.

________________________________________________________________________________

This Letter of Intent confirms our understanding that TAM and TA Metals (in combination referred to as the "OPTIONOR") jointly and severally promise, covenant and agree to grant to the Optionee an irrevocable Option to earn up to an 80% undivided interest in the Optionor's direct and indirect interests in the Properties, on the following material terms and conditions:

1). REPRESENTATIONS AND WARRANTIES

1.1      The Optionor represents and warrants that:

a) Geoforum is the sole legal and beneficial owner of a 100% interest in the exploration and mining Licences (the "Licences") covering the Properties.

b) The Optionor holds the exclusive rights under the Licences to acquire a one hundred (100%) percent interest in the Properties and to develop such Properties wholly or individually into a uranium mine on such terms and conditions for such development as may be legally permissible under the laws of the Kingdom of Sweden as are applicable from time to time.

c) TA Metals holds the exclusive option (the "GEOFORUM OPTION") from Geoforum Scandinavia AB to acquire a one hundred (100%) percent interest in the Properties pursuant to an option agreement dated August 16, 2006 (the "MINERAL PROPERTY OPTION AGREEMENT"), which is assignable on certain terms. The Mineral Property Option Agreement is attached hereto under Schedule "B".

d) The Properties are jointly and severally assignable by the Optionor to the Optionee free and clear of all liens, charges and encumbrances except those, if any, agreed



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         to in writing by the  Optionor and the  Optionee  (in  combination  the
         "PARTIES" or singularly "PARTY"), as well as any other exceptions expressly disclosed by the Optionor to the Optionee in writing and specifically itemized under SCHEDULE "B" hereto.

e) The Properties are in good standing with respect to the filing of annual assessment work (if any), fees and taxes.

f) The Properties are properly recorded and located in accordance with the laws of the Kingdom of Sweden.

1.2 The Parties have the absolute and unfettered right to enter into this Letter of Intent without first obtaining the consent of any other person or body corporate, and no other person or body corporate has any agreement, option, right or privilege capable of becoming an agreement for the acquisition of the Properties or any interest therein.

1.3 The Parties have completed all necessary and proper corporate acts and procedures to enter into this Letter of Intent, and they have the corporate power to carry out its terms and conditions to the full extent represented herein.

1.4 In this Letter of Intent, all references to dollar amounts are expressed in lawful currency of the United States of America.

1.5 Notwithstanding Sub-Section 1.3, the binding effect of this Letter of Intent on the Optionor is subject to the condition precedent that it be ratified by its Board of Directors and documented proof of such ratification will be delivered to the Optionee prior to this Letter of Intent coming into effect.

2).      OPTION

2.1 The Optionor irrevocably grants to the Optionee the sole and exclusive right and option to acquire up to an eighty (80%) percent undivided interest in and to the Properties free and clear of all liens, charges, encumbrances and claims (the "OPTION"), in accordance with the terms and conditions of this Letter of Intent.

2.2 The Optionor grants the Optionee the right to acquire up to an eighty (80%) per cent undivided interest in the Properties free and clear of all liens, charges, encumbrances and third party claims (where "THIRD PARTY" includes any person or entity which is not a Party hereto or its agent, successor, representative, assign or affiliate). The grant of Option includes the Optionor's direct and indirect interests in the Licences to explore for uranium and related derivatives (hereinafter generally described as "URANIUM") on the Properties.

2.3 In consideration of this grant of the exclusive Option to acquire the Properties hereunder, the Optionee agrees to pay to the Optionor and incur Work Expenditures in the amounts set out below as the Option price (the "OPTION PRICE") on the terms, conditions, provisos and for the amounts set out at
Section 3 of this Letter of Intent.

2.4 The Optionee will have a period of ninety (90) days from the date that this Letter of Intent is accepted by the Optionor (the "DUE DILIGENCE PERIOD") within which to complete a due diligence review and investigation of the Optionor's right, title and interest in the Properties, and investigate any other legal, environmental, and tax issues affecting the Properties; including the Optionor's Licence to mine Uranium from the Properties (the "DUE DILIGENCE REVIEW"). The Optionee's performance of the terms and conditions of this Letter of Intent is subject to the condition precedent that the Optionee completes its Due Diligence


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Review to its sole  satisfaction  acting  reasonably,  within the Due  Diligence
Period. During the Due Diligence Period, and forthwith upon its execution of this Letter of Intent, the Optionor will provide the Optionee with all its records, reports, data and information pertaining to the Properties, not already provided to the Optionee.

3).      EXERCISE OF OPTION

3.1 The Optionee will pay, transfer and deliver the following consideration as part of the Option Price to the Optionor in consideration for its consent to the assignment of all right, title and interest it has in the Properties, pursuant to the Geoforum Option:

a) Twenty-Five Thousand (USD$25,000) Dollars upon the Parties entering into and fully executing a formal purchase and sale agreement (the "OPTION AGREEMENT") on or before the earlier of expiration of the Due Diligence Period or February 28, 2009, which will the effective date of execution of the Option Agreement (the "EFFECTIVE DATE").

b) Twenty-Five Thousand (USD$25,000) Dollars upon the expiration of the six months from the Effective Date.

c) Twenty-Five Thousand (USD$25,000) Dollars upon the first twelve month anniversary of the Effective Date (the "ANNIVERSARY DATE"), which is the First Anniversary Date and upon each Anniversary Date thereafter, until either the Option is exercised and the Optionee acquires an eighty (80%) percent undivided interest in the Properties or the Option Agreement is Terminated, as the case may be.

d) Issuance of fifty thousand (50,000) Common Shares of Uranium International Corp. (herein called "UIC Shares") to the Optionor upon the First Anniversary Date providing that all liens against the Properties have been removed.

e) Issuance of fifty thousand (50,000) UIC Shares to the Optionor upon the Second Anniversary Date providing that all liens against the Properties have been removed.

3.2 The Optionee will also pay and incur exploration and development expenditures of any nature or kind on the Properties, which are reasonably consistent with commonly accepted industry standards for international uranium mining projects, including Property holding costs (collectively called the "WORK EXPENDITURES") as follows:

a) After the Effective Date and prior to the First Anniversary Date the Optionee will incur Three Hundred Thousand (USD$300,000) Dollars in Work Expenditures.

b) Between the First and the Second Anniversary Dates the Optionee will incur Four Hundred Thousand (USD$400,000) Dollars in Work Expenditures.

c) The Optionee will acquire an undivided interest of fifty-one (51%) percent, by incurring a minimum of Seven Hundred Thousand ($700,000) Dollars in Work Expenditures on the Property, on or before the Second Anniversary Date, and by the payment to the Optionor of the amounts provided for under section 3.1.

d) Between the Third and the Seventh Anniversary Dates, the Optionee will acquire an additional twenty nine (29%) percent interest for a total eighty (80%) undividied


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         interest  in  the  Properties,  by  incurring  Work  Expenditures of an additional Three Million ($3,000,000) Dollars.

e) The Optionee will have the right to extend the period for incurring the Three Million (USD$3,000,000) Dollars in Work Expenditures under paragraph 3.2(d) above, for up to an additional two (2) years by paying a One Hundred Thousand (USD$100,000) Dollar delay payment (the "DELAY PAYMENT") to the Optionor within sixty (60) days of the end of the Seventh Anniversary Date.

3.3 In the event any option payment or the minimum work requirements for any time period are not met, the Option will terminate, subject to the notice provisions of Sub-section 8.1 below, and subject to the following provisions:

a) If the Work Expenditures incurred pursuant to paragraph 3.2(a) - (c) are less than the stipulated aggregate minimums for the respective time period specified therein, then the Optionee may exercise the Option and acquire its additional interests under paragraphs 3.2(a), (b) or (c), respectively, by paying the amount of the deficiency to the Optionor within sixty (60) days following the applicable Anniversary Date;

b) If the Work Expenditures incurred pursuant to paragraph 3.2(d) are less than the stipulated aggregate minimum after the end of the five (5) year time period specified therein, then the Optionee may elect within sixty (60) days following the date which is five (5) years from the Effective Date, to acquire its additional interests under paragraphs 3.1(d) by paying the amount of the deficiency to the Optionor within the sixty (60) days following the Seventh Anniversary Date;

c) If the Work Expenditures incurred pursuant to paragraph 3.2(d) are less than the stipulated aggregate minimum after the end of the five
         (5) year time period specified therein, then the Optionee may elect within sixty (60) days following the date which is five (5) years from the Effective Date, to extend the period to exercise the Option by up to an additional two (2) years by paying $100,000 Delay Payment to the Optionor for each year that it elects to extend the Option under paragraph 3.2.(e). The Optionee will have the additional two years during which to either incur the required Work Expenditures or pay the amount of the deficiency to the Optionor within sixty (60) days following the applicable Anniversary Date, in order to exercise the Option.

3.4      In  the event that  during any of the time periods  specified  in  Sub-
section 3.2, the Optionee incurs Work Expenditures that exceed the minimum Work Expenditures required to be expended during a particular time period, the excess amount will be credited towards the requirements of the next succeeding time period, and such Work Expenditures may be accelerated at the Optionee's sole discretion during the currency of the Option Agreement.

3.5 Upon the Optionee paying and delivering to the Optionor the consideration constituting the Option Price including issuance of the UIC Shares provided for under Sub-section 3.1 and upon the Optionee paying the Funds comprising the Work Expenditures pursuant to Sub-section 3.2 herein; the Optionee will have acquired an eighty (80%) percent undivided interest in the Properties and any Licences appurtenant thereto.

3.6 Where the Optionee acquires an eighty (80%) percent interest in the Properties as provided herein, the Optionor will contribute to the Work Expenditures and all other miscellaneous cost associated with the operation of the joint venture (the "JOINT VENTURE")


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in proportion to their ownership interest in the Properties. The particulars for the  operation  of a Joint  Venture  between the  Parties is provided  for under
Section 4.

3.7 Where the Optionor's failure to make the Work Expenditure contributions pursuant to the Joint Venture Agreement result in it's remaining interest in the Properties falling below ten (10%) percent, the dilution provisions will cause the following events to occur:

a) The Optionor and Geoforum will be deemed to have jointly and severally agreed to transfer all of their remaining right, title and interest in the Properties to the Optionee.

b) The Optionor and Geoforum will further be deemed to have consented and agreed to accept the future payments under the NSR provisions of the Joint Venture Agreement in lieu of their remaining interest in the Properties, which will be absolutely and irrevocably transferred to the Optionee.

c) Where the Optionee acquires an undivided 80% interest in the Licences and in the Properties as provided herein, the Optionor will retain a three (3%) percent net smelter royalty ("NSR") as commonly understood in the industry. Provided however, if the Optionor is entitled to any form of NSR from another source, this NSR hereunder will be reduced to preserve the Optionor's right to a gross level of no greater than a three (3%) percent.

d) The three (3%) percent NSR will be divided between the Optionor and Geoforum on the basis of one (1%) percent for the Optionor and two (2%) percent for the Geoforum.

3.8 There will be an area of interest (the "AREA OF INTEREST") of 1,500 metres extending outward in all directions from the outermost boundaries of the Properties. At any time during the currency of this Letter of Intent or the Option Agreement, any properties, claims, licences, or interests therein are acquired, either directly or indirectly, by any of the Parties, within the Area of Interest, will form part of the Properties and be subject to the provisions of this Letter of Intent.

4).      ESTABLISHMENT OF JOINT VENTURE OR BUY-OUT

4.1 A Joint Venture will be formed between the Parties in the event that the following occurs:

(a) The Optionee, at its sole discretion, exercises the Option to acquire a 51% undivided interest in the Properties in accordance with paragraphs 3.2(a), (b) and (c), as may be amended by paragraphs 3.3(a), (b) and
         (c) of this Letter of Intent, then the Optionee will have a period of one hundred and twenty (120) days following the Second Anniversary Date to notify the Optionor that the Optionee elects to establish a joint venture with the Optionor. A failure to elect within this time period will be deemed to be a decision by the Optionee to proceed to acquire the additional interests under paragraph 3.2(d); or

(b) The Optionee exercises the Option to acquire an 80% undivided interest in the Properties in accordance with the terms of paragraphs 3.2(a), (b), (c), and (d), as may be amended by paragraphs 3.3(a), (b) and (c) of this Letter of Intent, then the Optionee will have a period of one hundred and twenty (120) days following the date which is five (5) years (plus any additional years resulting from an extension of time under-paragraph 3.2(e), if applicable) from the Effective Date to notify the Optionor that the Optionee elects to establish a joint venture with the Optionor.


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4.2      In either such case described in 4.1(a) or (b),  the  Optionor  and the
Optionee agree to associate on a joint venture basis for the further exploration and development of the Property; sharing the costs of such future exploration and development in accordance with their respective interests in the Property, and further agree to enter into a formal joint venture agreement (the "JOINT VENTURE AGREEMENT"), which will contain the essential terms described in SCHEDULE "C" attached hereto.

5).      TRANSFER OF PROPERTY

5.1 Upon completion of the Optionee's Due Diligence Review under section 2.3, the Optionee will notify the Optionor whether or not its Due Diligence Review is satisfactory to the Optionee, and upon notification of completion of a satisfactory Due Diligence Review the Optionor will forthwith deliver to the Optionee's nominee to hold in trust for the Parties in accordance with the terms of this Letter of Intent:

(a) A registrable transfer or transfers of the Licences and Exploitation Concessions comprising the Properties, or such other instrument as may be required pursuant to the laws of the Kingdom of Sweden to effect such transfer, transferring to the Optionee an 80% undivided interest therein, and the Optionee will be entitled to immediately register the transfer or transfers against the title to those Licences, Concessions and Properties for the purposes of engaging in Uranium exploration and mining activities; and

(b) The transfer and assignment of any option, right of refusal or other claim to the Properties held by the Optionor or through the Optionor by any Third Party, all of which are disclosed in Schedule "B" hereto, to the Optionee's Nominee on the same terms and in good standing, and the Optionee and its nominee will assume all rights and obligations of the Optionor under any such option, right of refusal or other claim to the Licences or Properties, from and after the Effective Date.

6).      ABANDONMENT OR TERMINATION OF OPTION

6.1 In the event that the Optionee decides to abandon the Property, or any portion thereof, the Optionee will provide thirty (30) days prior written notice to the Optionor of such abandonment.

6.2 In the event that this Letter of Intent or the Option Agreement is terminated or the Licences and Properties are jointly or singularly abandoned as set out above, the Optionee will re-convey to the Optionor or its nominee an 80% interest in and to those Licences and Properties which are abandoned and the Optionee will deliver to the Optionor or its nominee a registrable transfer or transfers of the abandoned Properties, or re-assignment of the Licences, to effect such re-conveyance to the extent required for such termination or abandonment.

7).      RIGHT OF ENTRY

7.1 During the term of this Letter of Intent and the Option Agreement, the Optionee will have the right to enter upon the Properties, enjoy quiet possession thereof, explore for minerals thereon and in particular Uranium, bring and erect upon the Properties such mining facilities as it may consider advisable and remove material for the purposes of bulk testing or pilot plant operations.


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7.2      The   Optionee   grants   to   the  Optionor  or  its  duly  authorized
representatives in writing, access to the Properties provided that such access is not disruptive to the exploration or mining activities of the Optionee.

8).      DEFAULT

8.1 In the event that the Optionee is in default of any of its obligations hereunder, the Optionee will not lose any rights under this Letter of Intent or the Option Agreement until the Optionor has given to the Optionee written notice of such default (herein call "NOTICE OF DEFAULT") and the Optionee does not take any reasonable steps to cure such default within sixty (60) days from the Optionee's receipt of such notice.

9).      EXCLUSIVE AND BINDING LETTER OF INTENT

9.1 This Letter of Intent constitutes a binding agreement between the Parties whereby the Optionor hereby grants to the Optionee sole and exclusive right to Purchase and acquire the Licences and Properties upon the term and conditions provided for herein.

9.2 This Letter of Intent expressly grants the Optionee the exclusive right to undertake the Due Diligence Review during the Due Diligence Period.

10).     FURTHER ASSURANCES

10.1 The Parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Letter of Intent, and without limiting the generality of the foregoing, the Parties agree to execute a formal purchase and sale agreement (being the OPTION AGREEMENT) in accordance with the provisions hereof on or before the earlier of expiration of the Due Diligence Period or February 28, 2008.

11).     ARBITRATION

11.1 Any dispute between the Parties concerning any matter or thing arising from this Letter of Intent, the Option Agreement or the Exploration Consulting Services Agreement, may be referred to a mutually agreeable professional (the "ARBITRATOR"). In the event that the Parties cannot mutually agree on the appointment of an Arbitrator within fifteen (15) days of written notice of a disagreement or dispute under this Letter of Intent, the single Arbitrator will be appointed by the British Columbia International Commercial Arbitration Centre ("BCICAC") of Vancouver, B.C., as the appointing authority. The appointment of any additional Arbitrators will be with the mutual consent and agreement of the Parties and in the absence of such a sole Arbitrator will hear the Arbitration.

11.2 For any disagreement or dispute referred to arbitration, resolution will be determined by arbitration pursuant to the Rules of Procedure established by the BCICAC, and it will be conducted in Vancouver, B.C., or as otherwise may be agreed as convenient for the Parties. The cost of such arbitration shall initially be born equally by the Optionee and the Optionor. Any arbitration will determine, with finality, any disagreement or dispute and the Arbitrator's decision will be binding and final on the Parties from which there will be no appeal. In the event that one Party alleges a default or breach which the other denies, or a failure to satisfactorily cure a default, then the Arbitrator may make an order to relieve against forfeiture or set out the required terms to cure the default. An Arbitrator will also decide matters including the cost of the arbitration, and the Arbitrator is hereby authorized and instructed to award up to one hundred percent (100%) costs on a solicitor own client or special costs basis, as warranted, to the successful party in connection with any arbitration. In the event a


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Party  fails or is  otherwise  unable to pay its share of any costs  under  this provision, the other Party is hereby authorized but not obligated to make that payment and deduct the same from any money claimed owed by the unsuccessful Party to the arbitration.

11.3 Notwithstanding the Parties may arbitrate any dispute, matter or issue pertaining to this Letter of Intent, the Option Agreement or the Exploration
Consulting Services Agreement, nothing herein requires the parties to limit their alternative dispute resolution efforts to only Arbitration. However, the parties agree that any Arbitration proceeding will be commenced in British Columbia as provided in this Section 11.

11.4 Nothing herein precludes, prevents or limits any dispute, matter or issue pertaining to this Letter of Intent, the Option Agreement or the Exploration Consulting Services Agreement, from being litigated before a court of competent jurisdiction to hear such matters in the jurisdiction of the State of Nevada which is also the law of the contract between the Parties, unless the Parties mutually agree in writing to attorn to a different jurisdiction for the commencement of legal proceedings.

12).     FORCE MAJEURE

12.1 No party will be liable for its failure to perform any of its obligations under this Letter of Intent due to a cause beyond its reasonable control (except those caused by its own lack of funds) including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts or other industrial disturbances; acts of public enemy, war, riots, civil strife, insurrection, rebellion or disobedience on behalf of any third party or group; other actions by citizen groups, including but not limited to environmental organizations or native rights groups; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of environmental protection laws; other laws, rules and regulations or orders of any duly constituted governmental authority, or non-availability of materials or transportation (each an "INTERVENING Event").

12.2 All time limits imposed by this Letter of Intent will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

12.3 A party relying on the provisions of section 11.1, insofar as possible, will promptly give written notice to the other party of the particulars of the Intervening Event, will give written notice to the other party as soon as the Intervening Event ceases to exist, will take all reasonable steps to eliminate any Intervening Event and will perform its obligations under this Letter of Intent as far as practicable, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Letter of Intent, if an Intervening Event renders completion impossible.

13).     STAND STILL

13.1 The Optionor covenants and agrees that during the Due Diligence Period, they will not engage in negotiations on or actively solicit or accept offers for the Licences and the Properties, either directly or indirectly, from any other entity or person. During the aforementioned period, the Optionor also covenants and agrees not to provide information to, negotiate with, or in any way facilitate inquiries or offers from Third Parties who might have an interest in acquiring the Licences, Properties, business or the shares of the Optionor by any method including, without limitation, by merger,


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consolidation,  through acquiring capital stock,  treasury shares, issued shares or acquiring their assets.

14).     GENERAL

14.1 This Letter of Intent and the Option Agreement will be governed and construed in accordance with the laws of the State of Nevada, unless it is mutually agreed by the Parties in writing that the Law and jurisdictional venue of some other jurisdiction will adopted and agreed upon as the applicable substantive or procedural laws for a specific matter or proceeding rather than the Laws of Nevada.

14.2 This Letter of Intent is intended to create binding legal relations among the Parties and will enure to the benefit of and be binding upon the Parties hereto and their respective representatives, administrators, successors and assigns, as the case may be, until replaced by the Option Agreement. Until the execution and delivery of the Option Agreement, this Letter of Intent will remain binding and in effect (unless terminated pursuant to the provisions thereof.

14.3 In the event that any provision of this Letter of Intent is held unenforceable or invalid by a court of law, this Letter of Intent will be read as if such unenforceable or invalid provision were removed.

14.4 The rights and obligations of the Parties created by this Letter of Intent are not assignable by any Party without the prior written consent of the other Party, not to be unreasonably withheld, except for any transfer or assignment to a wholly owned subsidiary of a Party or pursuant to an amalgamation, merger, or corporate reorganization or arrangement of the Party.

14.5 The Parties agree that where any notice is required or permitted to be given or delivered it may be effectively given or delivered if it is delivered personally, by electronic mail ("EMAIL") or by mailing the same by prepaid registered or certified mail or by facsimile ("FAX") at the postal or email addresses or facsimile numbers set out above or to such other addresses or facsimile numbers as the Party entitled to or receiving such notice may notify the other Parties as provided for herein. Delivery will be deemed to have been received:

(a)      The  same  day  if  given  by  personal   service  or  if   transmitted
         electronically by email or Fax;

(b) The tenth business day next following the day of posting if sent by regular post, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received.

14.6 This Letter of Intent may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one complete Letter of Intent duly executed by the Parties. Where counterparts are delivered in original or faxed form or by scanned e-mail, the Parties adopt any signature received by a receiving fax machine or e-mail as the original signatures of the Parties.

14.7 No modification or amendment to this Letter of Intent may be made unless agreed to by the Parties in writing.

14.8 This Letter of Intent requires the Optionee to provide certain personal, corporate or otherwise confidential information (the "OPTIONOR'S PERSONAL INFORMATION") concerning the Optionor to securities regulatory authorities. Such information is being collected by the regulatory authorities for the purposes of completing this transaction, which includes, without limitation, determining the Optionor's eligibility with respect to the issuance of the common shares in the capital stock of the Optionee and completing filings required by any stock exchange or other securities regulatory authority. The Vendor's personal information may be disclosed by the Optionee to: (a) stock exchanges or securities regulatory authorities, (b) the Optionee's registrar and transfer agent, and (c) any of the other parties involved in this transaction to whom the Optionee have a duty of disclosure. By executing this Letter of Intent, the Optionor is deemed to be consenting to the foregoing collection, use and disclosure of the Optionor's Personal Information. The Vendors also consents to the filing of copies or originals of any of the Optionor's documents described in this Letter of Intent as may be required to be filed with any stock exchange or securities regulatory authority in connection with the transactions contemplated hereby.

14.9 Time shall be of the essence in the performance of this Letter of Intent.

If the foregoing terms and conditions, and the attached schedules which form a part of this Letter of Intent, accurately set out your understanding of our mutual and reciprocal assurances, representations and agreements, please indicate your acknowledgement and acceptance of the same by signing this letter where indicated below and returning to us the enclosed copy duly signed by you on or before 4:30 p.m. on January 20, 2009.

Yours very truly,

URANIUM INTERNATIONAL CORP.

                                                                             c/s



/s/ MAREK KRECZMER
______________________________
Per: Marek Kreczmer, President

Terms and conditions approved this 15th day of January, 2009.



TRANS ATLANTIC METALS AG

                                                                             c/s



/s/ KARSTEN BEHRENS
____________________
Per: Karsten Behrens
     Verwaltungsrat







T A METALS SWEDEN AG

                                                                             c/s



/s/ KARSTEN BEHRENS
____________________
Per: Karsten Behrens
     Director

THIS IS SCHEDULE "A" TO THE LETTER OF INTENT DATED JANUARY 15, 2009 MADE BETWEEN URANIUM INTERNATIONAL CORP., AND TRANS ATLANTIC METALS AG



             DESCRIPTION OF LICENCES AND PROPERTIES SUBJECT TO SALE



A.       LICENCES



1.



2.



3.



4.







B.       PROPERTIES



1. Bjorklund in the commune of Arvidsjaur, permit n:o 173 year 2005 renewed until 12 September 2011

2. Labbas in the commune of Arjeplog, permit n:o 176 year 2005 renewed until 12 September 2011

3. Marrviken in the commune of Harjedalen, permit n:o 174 year 2005 renewed until 12 September 2011

4. Staverberget in the commune of Harjedalen, permit n:o 175 year 2005 renewed until 12 September 2011 Staverberget n:o 2 in the commune of Harjedalen, permit n:o 6 year 2007

THIS IS SCHEDULE "B" TO THE LETTER OF INTENT DATED JANUARY 15, 2009 MADE BETWEEN URANIUM INTERNATIONAL CORP., AND TRANS ATLANTIC METALS AG



DISCLOSURE OF ALL LIENS, CHARGES AND ENCUMBRANCES (INCLUDING OPTIONS, RIGHTS OF FIRST REFUSAL OR CLAIMS) AGAINST THE PROPERTIES



1. Geoforum Scandinavia AB letter dated 13-01-2009 (attached to Schedule "B") regarding an imminent agreement to be transacted between Trans Atlantic Metals AG and UIC regarding properties in Central and North Sweden;



2. TGB Borrteknik AB letter dated 08-01-2009 (attached to Schedule "B") regarding Trans Atlantic Metals outstanding invoices and proposed repayment schedule.

                            TO BE PROVIDED BY CLIENT

                            TO BE PROVIDED BY CLIENT

THIS IS SCHEDULE "C" TO THE LETTER OF INTENT DATED JANUARY 15, 2009 MADE BETWEEN URANIUM INTERNATIONAL CORP., AND TRANS ATLANTIC METALS AG



                    MATERIAL TERMS OF JOINT VENTURE AGREEMENT

Under section 4.1 of the Letter of Intent, the Optionee and the Optionor agree to execute and deliver a joint venture agreement for the future exploration and development of the Properties on a joint venture basis on the following material terms:

(1) The initial interest of the Parties in and to the Property and all other assets, liabilities, benefits or losses (the "Project") will be:

         Optionee either 51%; or 80% interest (as the case may be, depending on the interest acquired by the Optionee); and

         Optionor          either 49%; or 20% interest (as the case may be);

subject to variation from time to time as set out below. The parties will be deemed to have initially contributed the following costs for the Project:

         Optionee either $700,000 plus the Initial Option Payment; or $3,000,000 plus the Option Payments to the Optionor under Sub-section 3.1 of the Letter of Intent (as the case may be, depending on the interest acquired by the Optionee), such amount being referred to herein below as "A"; and

         Optionor          the  dollar  figure   required   (such  amount  being
                           referred to herein below as "B") to equate to the Optionor's respective initial percentage interest (i.e. being either 49% or 20%, as the case may be), where the Optionor's initial percentage interest (being referred to herein below as "PI"), is equal to:

                           PI       =         B         X  100%
                                          -----------
                                            (A + B)

(2) The parties will form a management committee consisting of one member appointed by each party (the "Management Committee"). The Management Committee will have the power and authority to make binding decisions on behalf of the parties with respect to the exploration and development of the Property and the Project, and all matters incidental thereto, including the approval of annual work programs and budgets for all exploration and development work. All decisions of the Management Committee will be made by a simple majority of votes, each party having one vote for each one percent (1%) of interest held in the Project. In the event of a tie vote, the Operator will have a casting or deciding vote.

(3) The Management Committee will appoint a person or company to act as the daily manager and administrator of the exploration and development work on the Property (the "Operator"), and the first Operator will be the Optionee until its resignation or removal by the Management Committee.

(4) The Operator will prepare and submit for the consideration of the Management Committee annual work programs and budgets for the exploration and development work on the Property (collectively the "Programs" and individually a "Program"). If the Operator has not submitted a Program within ninety (90) days of any calendar year end, the non-Operator will be entitled to prepare and submit a Program to the Management Committee for its consideration.

(5) Within sixty (60) days following the Management Committee's approval of a Program, the parties will elect by notice in writing to the Management Committee to either not participate in the Program, participate in the Program to the full extent of their cost share, or participate in the Program for an amount less than their cost share. A party's cost share will be equal to its proportionate share of cost of a Program based upon its interest held in the Project. If a party elects to not participate or elects to participate for an amount less than its cost share, that party will suffer dilution of its interest in the Property and the Project in accordance with the provisions below.

(6) If a party elects not to contribute or elects to contribute less than its entire cost share, such party's interest in the Project will be reduced to a percentage equal to the fraction the numerator of which is the total costs for the Project paid or deemed paid by the party and the denominator of which is the total costs for the Project of all parties paid or deemed paid, multiplied by 100, and the other party's interest will be accordingly increased. If any party's interest is reduced below ten percent (10%) by the operation of this paragraph, such party will transfer its remaining interest in the Project to the other party, and will receive as consideration therefor a three (3%) percent net smelter royalty ("NSR"). NSR from production will be calculated in accordance with generally accepted international accounting principles and generally accepted industry standards for calculating NSR. After the formation of the joint venture contemplated by the provisions of paragraphs 4 and 7 herein, any non-participating party's interest will be diluted from time to time in accordance with this formula:

             INITIAL, ACTUAL AND DEEMED EXPENDITURES OF A PARTY
     ______________________________________________________________ X 100 = ___%

     Total, Initial, Actual and Deemed Expenditures of both parties

(7) The parties electing to contribute to a Program will have thirty (30) days from receipt of the Operator's invoice to pay their cost share in proportion to their interest in the Project. If a party fails to pay its cost share within such time, the defaulting party's interest will suffer dilution in accordance with the provisions of paragraph 6 above, but at twice (2 times) the normal rate, and the Operator will have a lien upon that party's share of production to a value equal to one hundred and fifty percent (150%) of the amount in default with interest at ten percent (10%) per annum calculated from the date of default until the date of repayment. The Operator will be entitled to render invoices for costs of a Program in advance, provided that such a request for an advance does not exceed the estimated cost for the next one (1) month's operations.

(8) The Operator will be entitled to charge the parties a management fee equal to:

     (a) Fifteen percent (15%) of any Program's budget for Programs not exceeding $2,000,000;

     (b) Five percent (5%) of any Program's budget for Programs exceeding $2,000,000, but not exceeding 10,000,000; or

     (c) Three percent (3%) of any Program's budget for Programs exceeding $10,000,000.

(9) The non-Operator will be entitled to enter upon the Property after 24 hours advance notice to the Operator, at the non-Operator's own risk, provided that such access is not disruptive to the exploration or mining activities of the Operator.